Exhibit 99.1

Compensation Committee of the Board of Directors

of Thomas Properties Group, Inc.

Policy Regarding Equity Grants to Executive Officers

Effective Date: June 10, 2008

Objective and Philosophy. The objective of the policy is to align compensation for named executive officers over a multi-year period directly with the interests of stockholders of the Company by motivating and rewarding creation and preservation of long-term stockholder value. A key tenet of the compensation practices and philosophy of Thomas Properties Group, Inc. (the “Company”) is that pay, particularly incentive pay, should be driven by performance. Specifically, that performance measures applicable to long-term incentive awards should reward superior performance, based on the achievement of measurable corporate performance, such as total stockholder return. Accordingly, the Compensation Committee of the Board of Directors (the “Committee”) has adopted the following policy for the granting of equity awards to named executive officers from and after the date of adoption of this policy.

Performance Measurement and Vesting. Incentive units in the Company’s Operating Partnership, and/or other forms of equity awards that may be granted to named executive officers under the Company’s 2004 Equity Incentive Plan (“Executive Grants”) will be granted subject to both (i) a time-vesting component as to 100% of the grant of not less than 3 years and also (ii) achievement of a target annual total return of the Company’s stock as to 50% of the grant. Executive Grants may also include other individual goals as specified by the Committee at the time of grant. Each Executive Grant will require the time-vesting component to be met for any portion of the grant to vest on each eligible date, and the annual total stockholder return goal to be met for 50% of the shares subject to vesting on each annual date to vest. The annual total stockholder return target and any individual goals, if specified, not achieved in a relevant year may be carried over to the following year or years, and the relevant portion of the grant may vest as of a subsequent year. Any portion of an Executive Grant not vested following the conclusion of the term of vesting specified at the time of grant will expire unvested.

(i) time vesting (applicable to 100% of total grant): all Executive Grants will include time-based vesting in annual increments, subject to the individual’s continued employment with the Company or its affiliates for a period of not less than 3 years.

(ii) performance criteria (applicable to no less than 50% of total grant): each Executive Grant will require achievement of a positive annual total stockholder return (stock price appreciation plus dividends) for the Company in order for 50% of the total shares subject to the grant to vest. The target annual total stockholder return for the Company will be twelve percent (12%), which, if achieved, would result in vesting of equal annual increments totaling 50% of the shares subject to the grant on each anniversary of the date of grant. Positive annual total stockholder return between one percent (1%) and twelve percent (12%) will be pro-rated as to vesting of the relevant portion of the grant eligible to vest in such year. Stock price appreciation will be calculated as appreciation over the Company’s share price as of the date of grant as to the first annual measurement, and thereafter measured as annual appreciation against the share price as of the prior year’s anniversary date of the grant as to each subsequent annual measurement date.